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                                                   [THE GAINSCO COMPANIES LOGO]


                                                                     EXHIBIT 21
                           SUBSIDIARIES OF REGISTRANT

GAINSCO, INC.

    GAINSCO Service Corp

        GAINSCO County Mutual Insurance Company
        MGA Premium Finance Company

    General Agents Insurance Company of America, Inc.

        MGA Insurance Company, Inc.

            MGA Agency, Inc.

    Agents Processing System, Inc.
    General Agents Premium Finance Company
    Risk Retention Administrators, Inc.
    Lalande Financial Group, Inc.
    National Specialty Lines, Inc.
    DLT Insurance Adjusters, Inc.
    Midwest Casualty Insurance Company